Exhibit (r)(2)

KOHLBERG KRAVIS ROBERT & CO. L.P.

KKR CREDIT ADVISORS (US) LLC

KKR REGISTERED ADVISOR LLC

(and Affiliated Funds)

CODE OF ETHICS

Revised July 2020

Kohlberg Kravis Roberts & Co. L.P. (“KKR”), KKR Credit Advisors (US) LLC (“KKR Credit”), KKR Registered Advisor LLC (“KRA”) and their respective investment advisory affiliates1 (collectively, the “Firm”) are committed to act in the best interests of our clients (“Clients”) and to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. We recognize our fiduciary obligation to place the interest of our Clients before the interests of the Firm and our Employees (as defined below). The purpose of this Code of Ethics (the “Code”) is to set forth the policies of the Firm with regards to certain conflicts of interest and to provide a formal reference for each of our Employees.

The Code consists of the following policies and procedures:

•	Standard of Conduct

•	Personal Investment Policy

The Code is predicated on the principle that the Firm owes a duty to act in the best interests of its Clients. The Code applies to the Firm’s members, partners, directors, principals and officers (or other persons occupying a similar status or performing a similar function), its employees (including investment professionals, associates, paraprofessionals and executive assistants) and any other person who performs an investment advisory function for the Firm or has access to non-public information regarding the Firm’s Client’s investments and is subject to the Firm’s supervision and control (which may include consultants, advisors, temporary employees or officers of affiliates or other persons that are designated by the CCO (as defined below)) (collectively, “Employees”).2

The Code is global and may be supplemented by regional and business group policies and procedures, which may include more specific and more restrictive policies and procedures. To the extent that other applicable policies and procedures are more restrictive and specific, they supersede the policies and procedures described herein.

[1]

For purposes of this Code, this term does not include KKR Capital Markets LLC, KKR Capital Markets Limited, KKR Capital Markets Japan Limited and KKR Capstone. Employees of such entities, however, are subject to the Code.

[2]	The use of the defined term “Employee” is not intended to evidence a person’s status as an employee or independent contractor.

Employees who violate the Code may be subject to the imposition of sanctions, including but not limited to, a letter of reprimand, refresher Code training, disgorgement of profits and/or restitution of an amount as determined by Compliance, or termination of employment.3 The Code neither constitutes nor should be construed to constitute a contract of employment for a definite term or a guarantee of continued employment.

Any questions with respect to the Code may be directed to KKR’s Chief Compliance Officer (“CCO”). For the purposes of this Code, CCO is defined as the Global CCO, business line or regional CCO and their respective direct reports or other designees.

A.	Standard of Conduct and Compliance with Applicable Law

1.

Standard of Conduct. We are committed to conducting our investment advisory business in accordance with the highest legal and ethical standards in furtherance of the interests of our Clients and in a manner that is consistent with all applicable laws, rules and regulations. As an investment adviser, we recognize that we are in a position of trust and confidence with respect to our Clients, and we have a duty to place the interests of our Clients before the interests of the Firm and our Employees, which includes an obligation to address or mitigate both conflicts of interest and the appearance of any conflicts of interest. Accordingly, we expect the following of all Employees:

•	Employees must act with integrity, honesty, competence and in an ethical manner when dealing with the public, regulators, Clients, investors, prospective investors and their fellow Employees;

•

Employees must adhere to the highest standards with respect to any potential material conflicts of interest with our Clients – simply stated, no Employee should enjoy a benefit at the expense of any of our Clients; and

•

Employees must preserve the confidentiality of information that they may obtain in the course of our business and use such information properly and not in any way adverse to the interests of our Clients.

2.

Compliance with Applicable Laws. In addition to the general principles of conduct set forth above and the Personal Investment Policy described below, the Code requires all Employees to comply with applicable laws, regulations and rules. With respect to Employees located in the U.S. or transacting in U.S. markets, these laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Regulation S-P (which protects the confidentiality of private investor information), any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, anti-money laundering and economic sanctions laws and regulations,

[3]	See KKR Disciplinary Guidance for Violations of KKR Policies and Procedures for more information on potential sanctions.

including the Bank Secrecy Act and Executive Order 13224 (which require transaction reporting and vetting investors against the OFAC lists of terrorist individuals and organizations, among other things), and any rules adopted by the SEC or the U.S. Department of Treasury. The Code should be read in conjunction with KKR’s Compliance Manual (the “Compliance Manual”), the KKR Credit Compliance Manual, the KRA Compliance Manual and any regional or business specific compliance manuals, as applicable, including the Firm’s Confidential Information and Inside Information Barrier Policies and Procedures (the “Information Barrier Procedures”) and the Firm’s Global Anti-Bribery/Anti-Corruption Policy (the “Anti-Bribery Policy”). In addition, some areas of particular concern include:

a.

Insider Trading. Firm policy and the laws of many countries prohibit trading in securities (including equity securities, convertible securities, options, bonds and any derivative of the foregoing) of any company or issuer while in possession of material, non-public information (also known as “inside information”) regarding the company. This prohibition applies to KKR-related securities, as well as to the securities of other companies. It applies for any Client account, Firm account or Personal Securities Account (as defined below). If you believe you have come into possession of inside information, whether or not you consider it to be material, you may not execute any trade in the securities of the subject company without first consulting with the CCO, who will determine whether such trade would violate Firm policy or applicable laws. It is also illegal in many countries to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit from the tippee. (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.)

b.

Market Abuse and Rumors. Most jurisdictions have laws or regulations that prohibit market abuse or manipulative trading activities. Any attempt by an Employee to manipulate or tamper with the markets or the prices of securities, options, futures or other financial instruments will not be tolerated, including collaborating with others in order to manipulate markets or prices. Additionally, most jurisdictions have laws and regulations prohibiting the dissemination of false or misleading information. The policy of the Firm is to prohibit the circulation of or trading based on unsubstantiated rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, a sector or market, or unjustly affect any person or entity. Any such rumors or information heard by an Employee from a source within the Firm or directed to the Firm in the course of business should be reported to the CCO promptly, and should not be forwarded or shared within or outside the Firm.

c.

Frontrunning. Employees may not engage in what is commonly known as “frontrunning” or “scalping”: the buying or selling of securities prior to a purchase or sale by a Client, in order to benefit from any price movement that may be caused by the Client’s transactions.

d.

Antitrust Compliance. In many countries, the Firm is subject to complex laws (known in some countries as “antitrust” or “competition” laws) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices. You are expected to comply with these laws at all times. Many situations create the potential for unlawful anticompetitive conduct and should be avoided. If a competitor, investor or any other person or entity tries to discuss subjects with you that raise concerns about anticompetitive conduct, you should refuse to do so and terminate the conversation. Such instances should be reported to the CCO. (Please refer to the Antitrust Overview and Guidelines in the Compliance Manual for additional guidance.)

e.

Anti-Bribery and Corruption. The Anti-Bribery Policy requires that all Employees conduct their activities in full compliance with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act. A failure to do so will place both KKR’s business reputation and business success in serious jeopardy and may subject both the Firm and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment. In sum, giving or offering anything of value to anyone to improperly obtain or retain business or a business advantage must be avoided.[4]

B.	Personal Investment Policy

1.

General. The Firm’s Personal Investment Policy establishes standards and procedures for the detection and prevention of activities by which personnel of the Firm, having knowledge of the investments and investment intentions of the Firm with respect to any Client, may abuse their duties to act in the best interests of our Clients. The Personal Investment Policy also deals with the types of conflict of interest situations that the U.S. federal securities laws address. The Personal Investment Policy is based on the principle that the Employees of the Firm owe a duty to our Clients to conduct personal investments, including personal securities transactions, in a manner that does not interfere with Client transactions or to otherwise behave in a manner that takes unfair advantage of the Firm’s relationship with our Clients. The Personal Investment Policy requires that all Employees adhere to this general principle as well as comply with all of the specific provisions of the Personal Investment Policy that are applicable to them.

[4]	Employees should refer to the Firm’s Global Anti-Bribery Policy for a complete understanding of Anti-Bribery / Anti-Corruption requirements and responsibilities.

2.

What Securities are covered by the Firm’s Personal Investment Policy? “Covered Securities” under this Personal Investment Policy include U.S. and non-U.S. securities, including common stock, preferred stock, debt securities (such as corporate bonds or debentures, senior debt and subordinated debt), interests in non-U.S. retail investment funds (e.g., UCITS III funds), exchange-traded funds (“ETFs”) with less than 10 underlying holdings, interests in hedge funds, private equity funds or other private funds, investment clubs and other investment vehicles, investment contracts and all derivative instruments of the above such as options, warrants, puts and calls and indexed instruments.

For the purpose of the Firm’s Personal Investment Policy, the term “Covered Securities” does not include:

•	Direct obligations of the U.S. or any non-U.S. government or any agency thereof, including municipal bonds;

•	Shares of U.S. registered open-end mutual funds or closed-end funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Shares of unit investment trusts that invest exclusively in shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Commodities contracts, currencies, currency futures or options on any of the foregoing;

•	Shares issued by money-market funds; and

•	Bankers’ acceptances, bank and brokered certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements.

3.

What are “Personal Securities Accounts”? For these purposes, “Personal Securities Accounts” include any brokerage or securities accounts maintained by you, your immediate family members[5] living in the same household, or family members outside the household who are financially dependent upon you, including dependent children. More specifically, Personal Securities Accounts include:

•

Brokerage or securities accounts in your name or in which you have any direct or indirect beneficial ownership. (Please note you are deemed to have beneficial ownership if you directly or indirectly, through contract, arrangement, understanding or otherwise, share a direct or indirect opportunity to profit from the account.)

[5]

The term “immediate family” means any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

•	Brokerage or securities accounts over which you directly or indirectly exercise investment discretion (or have the right to exercise discretion).

•

Brokerage or securities accounts of your immediate family members (including any relative by blood, marriage or domestic partnership) either living in your household or who are financially dependent upon you.

All Personal Securities Accounts must be disclosed in ComplySci6 within ten calendar days of an employee’s first day at KKR.

Personal Securities Accounts do not include cash-only bank accounts or accounts which exclusively hold shares of mutual funds or other investment or instruments that are not Covered Securities (e.g. select 401(k) and 529 Plans). However, Personal Securities Accounts do include any account that holds cash or U.S. registered mutual fund shares if such account has the ability to hold or execute transactions in Covered Securities (even if it does not hold such securities at the present time).

Managed Accounts

A Managed Account is a Personal Securities Account over which a third-party money manager, investment advisor, or other third-party (the “Advisor”) who is unaffiliated with the Firm has complete and sole discretionary authority. Securities transactions in Managed Accounts do not require prior approval of the CCO, provided that:

•

The Employee has supplied an acknowledgment in substantially the form attached as Exhibit A, executed by the Advisor, pursuant to which the Advisor acknowledges his or her understanding of KKR’s Personal Investment Policy;

•	The Employee does not convey any inside information to the Advisor;

•

Neither the Employee nor any other person subject to the Code has the ability to suggest and / or direct purchases or sales, or consult with the Advisor as to the particular allocation of investments to be made in the account. Moreover, the Employee should only receive a regular periodic report of transactions and holdings. While specific investment decisions may not be shared with the Employee, summarizing, describing or explaining general account activity and strategy is permitted;

•	The account is disclosed in ComplySci.

•	Upon request, the Employee should send KKR Compliance quarterly statements showing transaction history.

•	The Employee completes a quarterly certificate attesting to the above requirements. The form of this certificate is attached as Exhibit B.

[6]	ComplySci is the Firm’s Code of Ethics technology solution. All Employees have access to ComplySci.

4.

Prohibited Transactions. In accordance with the Firm’s policy requiring Employees to avoid activities that may conflict with the interest of our Clients or interfere with making decisions in the best interests of our Clients, all Employees and Personal Securities Accounts of Employees are generally prohibited from purchasing[7], directly or indirectly, certain Covered Securities, i.e., individual publicly traded equities or debt instruments of corporate issuers, including but not limited to, common stock (publicly or privately offered), preferred stock, debt securities (such as corporate bonds or debentures), ETFs that contain less than ten (10) underlying investments at the time of the initial investment, and options warrants, puts and calls, futures and other derivatives relating to specific equity or debt securities. Positions in such securities held prior to employment at KKR may be maintained upon joining the Firm and may be exited according to the policies described below.

Employees that are involved in management or certain other activities relating to funds domiciled in the European Economic Area must undertake not to use personal hedging strategies or remuneration–or liability–related contracts of insurance to undermine the risk alignment effects embedded in their remuneration arrangements.

Any requests to exit a position in Covered Securities must be pre-cleared with Compliance by submitting a trade request in ComplySci.8

Requests by an employee involving gifting, inheriting or transferring covered securities to or from accounts held by individuals not subject to the Code must be pre-cleared with Compliance.

Under no circumstances may Employees engage in personal securities transactions involving Covered Securities acquired pursuant to an initial public offering.

All securities, including non-Covered Securities, should be held for a minimum of 60 days before selling.

5.	Permissible Transactions

a.	Compliance Pre-Clearance Required. Employees must obtain Compliance pre-approval via ComplySci for every transaction in any of the following instruments:

•	Interests in private investment funds (including, but not limited to private equity funds and hedge funds) and private companies[9];

[7]

In limited circumstances and subject to “open window” periods, any Employee who is on the board of directors of a KKR portfolio company may seek pre-approval from the CCO to purchase shares of such KKR portfolio company.

[8]

Any proposed transaction in such securities by an Employee or a Personal Securities Account of an Employee must be pre-approved by the CCO in accordance with the pre-clearance procedure outlined in Section B.5.a, below.

[9]	Approved transactions in private companies must be made within the time frame indicated by the employee at the time of the request as specified in ComplySci.

•	Indices-linked structured notes not advised or sub-advised by the Firm (or the Firm’s affiliates).

Requests for pre-approval may be made by logging into ComplySci and submitting a pre-clearance request through the system. Employees may only engage in a pre-approved transaction during the time frame specified by the CCO or his/her designee at the time of approval, which is generally three business days or less. In addition, Employees should only engage in such transactions with the intention of establishing a position in the security or investment for not less than 60 days.

In considering a pre-approval request, the CCO may consider, among other things, whether: (a) the securities or investment in question are held by a Client; (b) the securities or investment in question are under consideration by a Firm investment committee; or (c) there is a conflict of interest, actual or otherwise, from an Employee acquiring, holding or selling the security or investment. If the transaction involves a private placement10, the CCO also may consider whether: (a) the investment opportunity was first considered for investment by a Client; (b) the investment opportunity was made available to an Employee by virtue of his or her position with the Firm or with a Client; or (c) the investment opportunity is or may in the future be within KKR’s investment mandate. It is the Firm’s policy that the interests of Clients always come before the interests of the Firm and its Employees.

In addition, transactions in shares or interests in KKR-related issuers (i.e., KKR & Co. Inc. (KKR), KKR Income Opportunities Fund (KIO), KKR Real Estate Finance Trust Inc. (KREF), or FS KKR Capital Corp (FSK)) are typically subject to “window periods” when such transactions are permitted. While transactions in KKR-related issuers do not need to be pre-cleared in ComplySci, please check with your respective CCO and/or Legal or Compliance before transacting in any such securities. Trading in options of such securities is prohibited at all times. For further details, please see Policies and Procedures for Trading in Securities of KKR & Co. Inc. by Directors, Section 16 Officers and Employees.

b.

Compliance Pre-Clearance NOT Required. Employees are generally permitted to make investments in the following instruments without seeking prior approval of the CCO, provided that such investments do not conflict with the Firm’s fiduciary duty to its Clients and/or an Employee’s duty to the Firm[11]:

[10]	See Guidance on Employees’ Personal Investments in Private Companies and Non-KKR Private Funds.
[11]	Employees should purchase or sell such securities or investments with the intent to maintain the position for at least 60 days.

•	Direct obligations of the U.S. government or any agency thereof;

•	Shares of ETFs (and related options) that contain ten (10) or more underlying investments at the time of the initial investment;

•	Shares of registered closed end U.S. funds and related options;

•	Shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Shares of unit investment trusts that invest exclusively in shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Commodities contracts, currencies, currency futures or options on any of the foregoing;

•	Shares issued by money-market funds; and

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements.

If you are unsure if a security requires pre-approval by Compliance, please submit the trade request in ComplySci or consult your respective CCO.

6.

Acknowledgment and Reporting of all Transactions Involving Covered Securities. All Employees must submit the following reports and acknowledgments under the Personal Investment Policy if they have holdings of Covered Securities, including through a Personal Securities Account or otherwise engage in transactions involving such securities:

a.

Code of Ethics and Compliance Acknowledgment. Within 10 calendar days of becoming an Employee, Employees must submit to the CCO the Compliance Acknowledgement Form via ComplySci.[12] Employees will also complete this certification on an annual basis.

b.

Initial Reporting of Securities Holdings and Accounts. All Employees must disclose and upload all Personal Securities Accounts to ComplySci within 10 calendar days of becoming an Employee. Additionally, within 10 calendar days of becoming an Employee, all Employees must submit to the CCO a statement of all Covered Securities held in Personal Securities Accounts, in the form attached as Exhibit D. The information must be current as of no more than 45 days before the statement is submitted. This statement must include, as applicable:

[12]	See Exhibit C attached for the form of the Code of Ethics and Compliance Acknowledgment. This form should be completed via ComplySci.

•	the title, type of security, number of securities, ticker symbol or CUSIP, and principal amount of each security;

•	the date of submission by the Covered Person.

PLEASE NOTE THAT IF YOU MAINTAIN ANY ADDITIONAL INVESTMENTS IN COVERED SECURITIES OUTSIDE ANY PERSONAL SECURITIES ACCOUNTS, YOU ARE REQUIRED TO REPORT THOSE HOLDINGS TO THE CCO IN ACCORDANCE WITH THE PROCEDURES OUTLINED ABOVE.

c.

Quarterly Reporting of Reportable Securities Transactions and Accounts. All Personal Securities Accounts should be connected to KKR’s electronic feed, with ComplySci. On a quarterly basis, Employees will complete certifications confirming all accounts and transactions are properly recorded and disclosed (see Exhibit E).

If an Account is ineligible for the feed, the Employee must arrange for hardcopy statements of holdings and transactions to be mailed directly to KKR Compliance on a monthly (or quarterly, as applicable) basis.

If a brokerage firm cannot provide monthly or quarterly statements directly to KKR Compliance, the Employee must provide a statement of all holdings and transactions on a quarterly basis. Please see Exhibit F for a form letter to request your brokerage firm/investment adviser to provide directly to the Firm duplicate account statements and trade confirmations. Statements of holdings and transactions must be submitted approximately 30 days after the end of the applicable quarter.

C.	Provision of Code of Ethics to Fund Investors

The Firm is required, upon request, to furnish Clients (which, for these purposes, includes investors in our private investment funds) with a copy of the Code. The Client and Partner Group (CPG) will coordinate the distribution of the Code to any Clients and/or investors who request a copy.

D.	Prohibited Transactions in Mutual Funds

All Employees are reminded that the Firm discourages its Employees from engaging in short-term trading, including trading in mutual funds.

E.	Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•

The Employee seeking the exception provides the CCO with a representation (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) that the requirement would impose significant undue hardship on the Employee;

•

The CCO believes that the exception would not harm or defraud a Fund or Investment Vehicle, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s duties to any Client; and

•	The Employee provides any supporting documentation that the CCO may request from the Employee.

F.	Service on Boards of Directors and Other Outside Activities

An Employee’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading issues, and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, except with respect to KKR portfolio companies, Employees are generally prohibited from serving on the boards of directors of any non KKR-related company (excluding not-for-profit organizations or other charitable organizations), unless the service (i) would not be detrimental to the interests of the Firm or our Clients, (ii) has been approved in writing by the CCO, and (iii) has been approved in writing by the Employee’s supervisor (except with regard to non-compensated, non-for profit directorships)13. If an Employee’s service on a board of directors is approved, the Information Barrier Procedures may apply. (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.)

The Firm also generally prohibits Employees from engaging in any other outside business ventures, such as consulting engagements; accepting an executorship, trusteeship or power of attorney (except with respect to a family member); and serving on a creditors committee (except as part of the Employee’s duties at the Firm). Accordingly, an Employee must obtain pre-approval from the CCO via ComplySci prior to engaging in any of these activities. The CCO may also instruct the Employee to also seek approval from his/her supervisor. To assist the CCO in monitoring conflicts, upon commencement of employment, all Employees will be required to complete and sign the Initial Conflicts Questionnaire—a copy of the questionnaire is attached hereto as Exhibit G. Additionally, all Employees will be required to complete an Annual Conflicts Questionnaire – a copy of the questionnaire is attached hereto as Exhibit H.

All Employees are also required to complete a certification on a quarterly basis confirming all outside business activities have been disclosed (the form of the certificate is attached as Exhibit I).

G.	Gifts and Entertainment

Neither the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) nor the UK Bribery Act (the “Bribery Act”) prohibits the provision of small gifts, non-extravagant entertainment or similar items of nominal value to foreign officials, if these items are not offered with improper intent. In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. 14

[13]	See Guidance on Employee Outside Business Activities (Non-KKR Related).
[14]	See the Firm’s Policy on Gifts, Entertainment and other Items of Value (“G&E Policy”) for further information.

Any gift or entertainment exceeding or reasonably expected to exceed the guidelines detailed below must be pre-approved in ComplySci. All gifts and entertainment involving a government or public official, as defined below, must be pre-approved via ComplySci.

•

Gifts. No Employee may receive any gift, service, or other item of more than $500 (or such lower amount depending on the jurisdiction as determined by the Firm) in value per year from any person or entity that does or seeks to do business with or on behalf of the Firm without the prior written approval of the CCO. No Employee may give or offer any gift of more than de minimis value (i.e., $250 for the U.S. or an applicable lower amount) to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the CCO. Notwithstanding the foregoing, no Employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.

•

Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, if the person or entity providing the entertainment is present. Transportation and/or lodging may generally not be given or received as part of entertainment, as such would be considered a gift. Any event that an Employee reasonably expects to exceed the amounts outlined above must be approved in advance by the CCO.

•	Any single business entertainment event provided with a value equal to or greater than $USD300 per person must be approved via Concur by the employee’s supervisor.

•	Any single business entertainment event accepted with a value equal to or greater than $USD300 per person must be approved by the employee’s supervisor via email.

•

Any single business entertainment event provided or accepted with a value equal to or greater than $USD750 per person (or $USD500 per person for employees associated with a broker dealer) must be pre-cleared with Compliance via ComplySci.[15]

•	Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does or seeks to do business with or on behalf of the Firm.

[15]	As described further below, additional requirements apply with respect to gifts and entertainment involving government officials.

•

Government Officials. Many countries, states and local jurisdictions have laws restricting gifts (e.g., meals, entertainment, transportation, lodging or other things of value) that may be provided to government officials or their families. Government officials include employees of sovereign wealth funds, public pension funds and state-owned business enterprises. In addition, the FCPA and the Bribery Act outline very serious prohibitions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of public international organizations and candidates for foreign office) or others. Payment made indirectly through a consultant, contractor or other intermediary is also prohibited. Pre-clearance from KKR Compliance via ComplySci is required for any gift to a government official or their family regardless of value. See G&E Policy for further information, including restrictions on entertainment of government officials.

In order to maintain compliance with applicable anti-corruption laws, including the FCPA and the Bribery Act, while simultaneously conducting business in accordance with local custom, Employees may provide token gifts only when such offerings are of nominal value, not unlawful under the law of the government official’s country, and when such offerings are in keeping with the custom or practice of the government official’s country.

•

U.S. and non-U.S. Political Donations. Political contributions are subject to strict laws, and failure to observe these policies and procedures may result in fines or penalties against the Firm or in the Firm’s loss of business opportunities with government-sponsored investors. A political contribution is a monetary or in-kind contribution to a federal, state or local candidate, incumbent officeholder, political party, political action committee, section 527 organization, transition or inaugural committee, section 501(c)(4) organization or similar organization. Please see KKR’s Political Contribution Policy for further information.

•

Political Contributions by the Firm. No political contribution may be made by the Firm and no candidate events may be hosted by the Firm without the prior approval of KKR’s Head of Global Public Affairs and Compliance. This prohibition includes “in-kind” contributions, i.e., contributions of the Firm’s property, services or other assets, including Employee work time spent on political activities. In addition, the Firm will not reimburse an Employee for political contributions made with his or her personal funds.

•

Personal Political Contributions. A “personal political contribution” means a political contribution by an Employee, his or her spouse or domestic partner, or his or her dependent children. Employees may not make any personal political contribution (including a contribution to any political party, candidate for public office, political cause or political committee, such as a PAC) to a candidate for U.S. state or local office, or to a state or local incumbent seeking federal office.

•	Employees should pre-clear ALL political contributions, including non-US contributions and contributions that are permitted under the policy via ComplySci.

•

Union Officials. Special U.S. Department of Labor reporting requirements apply to service providers, such as investment advisers, to Taft-Hartley employee benefit plans. Those service providers must make annual reports on Form LM-10 detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold of $250. Accordingly, Employees must receive pre-approval from the CCO for gifts and entertainment provided to such persons.

•	Loans. Employees are not generally permitted to obtain any loans from KKR funds, KKR Portfolio Companies, or investors in KKR funds without the approval of the CCO.[16]

•

Reporting. Each Employee must report via ComplySci any gifts or entertainment received in connection with his or her employment that the Employee reasonably believes exceeded the amounts outlined above. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee.

•

Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

•	Referrals. Employees may not make referrals to clients (e.g., accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

•	Firm-Sponsored Events. Compliance is responsible for ensuring that such events and any gifts distributed by the Firm during such events are appropriate in the context of the policy outlined above.

H.	Reporting Violations

Every Employee must immediately report any violation of the Code to the CCO or, in the CCO’s absence, the General Counsel. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any material violation of the Code, and of any action taken as a result of the violation.

I.	Whistleblowers

The Firm has procedures in place to anonymously report violations or suspected violations of accounting, internal controls, auditing, legal and regulatory matters. Consistent with the policies of the Firm, Employees who, in good faith, make a report or provide assistance to the Audit Committee, Management or any other person or group, including any governmental, regulatory or law enforcement body, shall not face retaliation, and the source of any report shall remain anonymous unless compelled by judicial or other legal process or as necessary to fully investigate a particular matter.17

[16]	This prohibition does not restrict employees from obtaining loans in the ordinary course from third parties, such as mortgages, car loans, etc.
[17]	See KKR & Co. Inc.’s Whistleblower Policy.

J.	Confidentiality of Information

All information obtained from any person pursuant to this Code will be kept confidential, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization or other entity to the extent permitted or required by law, regulation or this policy.

K.	Administration of the Code

The CCO or his/her designees will receive and review all reports submitted pursuant to the Code. The CCO will review the reports to determine that Employees’ investments and trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained are discussed in detail in the Records Retention Schedule contained in the Compliance Manual, and include, but are not limited to, the following:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee; and

•	A record of any exception from the Code granted by the CCO, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

L.	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The CCO, in consultation with the General Counsel, and, if necessary, other members of senior management, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, additional in-person or web-based training, disgorgement, suspension, demotion or termination of employment. See KKR Disciplinary Guidance for Violations of KKR Policies and Procedures.

M.	Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code.18 On an annual basis, all Employees must certify that they have reviewed and complied with Firm policies and procedures (see Exhibit J for the form of such certificate).

[18]	See Exhibit C.

Addendum to KKR’s Personal Investment Policy applicable to Employees of KKR Capital Markets LLC (“KCM”)

Personal Securities Accounts Pre-Clearance (FINRA Rule 3210)

Any associated person19 of KCM must obtain prior written approval from the Chief Compliance Officer of KCM (“KCM CCO”) or his/her designee before opening or establishing any Personal Securities Account (as previously defined in the Personal Investment Policy section of the Code of Ethics) in which securities transactions can be effected and in which the associated person has a beneficial interest. Once the KCM CCO or his designee has approved the account, a notification of the associated person’s association with KCM will be provided to the financial institution where the Personal Securities Account will be maintained.

For any Personal Securities Accounts opened or established prior to the associated person’s registration or employment with KCM, the associated person must obtain written approval from the KCM CCO or his/her designee within 30 calendar days of becoming associated. Once the approval has been received, a notification of the associated person’s association with KCM will be provided to the financial institution where the Personal Securities Account is maintained.

Transactions and Accounts not subject to Pre-Clearance

Transactions in unit investment trusts, municipal fund securities as defined under MSRB Rule D-12, qualified tuition programs pursuant to Section 529 of the Internal Revenue Code and variable contracts or mutual funds, or to accounts that are limited to transactions in such securities, or to Monthly Investment Plan type accounts, do not require prior written approval to open or establish.

[19]	The term “Associated Person” shall mean any employee, officer, manager, director, FINRA registered-representative or FINRA-registered principal of KCM, or other person conducting the business of KCM.